Exhibit 20 Press release issued November 14, 2017

For Immediate Release	November 14, 2017

BOWL AMERICA FIRST QUARTER REVENUES UP

Bowl America Incorporated today reported its fiscal 2018 first quarter earnings improved to $.04 per share from break-even in last year’s first quarter. This seasonally slow period was helped by a 4% increase in revenues, primarily from open play games, and decreases in operating expenses. Hurricane Irma caused the closure of the Company’s Florida locations for two days but the properties sustained no damage.

The Company will pay a regular quarterly dividend of $.17 per share on November 15, 2017 to stockholders of record as of October 17, 2017.

Bowl America operates 18 bowling centers and its Class A Common Stock trades on the NYSE American Exchange with the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

* * * *

BOWL AMERICA INCORPORATED

Results of Operations

(unaudited)

	Thirteen weeks ended
	October 1,	October 2,
	2017	2016
Revenues
Bowling and other	$3,748,270	$3,577,379
Food & mdse sales	1,515,483	1,486,957
	5,263,753	5,064,336
Operating expenses excluding depreciation and amortization	4,831,294	4,863,754
Depreciation and amortization	236,084	292,694
Interest, dividend & other income	104,017	93,714
Interest expense	-	2,722
Earnings (loss) before tax (benefit)	300,392	(1,120)
Net Earnings (loss)	$195,192	$(720)

Comprehensive earnings (loss)	$338,857	$(184,719)
Weighted average shares outstanding	5,160,971	5,160,971

Earnings (loss) per share	.04	(.00)

SUMMARY OF FINANCIAL POSITION

(unaudited)

Dollars in Thousands

	10/01/17	10/02/16
ASSETS

Total current assets including cash and short-term investments of $2,786 & $1,057	$3,836	$2,262
Property and investments	25,360	28,683
TOTAL ASSETS	$29,196	$30,945

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,004	$3,558
Other liabilities	2,144	2,297
Stockholders' equity	24,048	25,090
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,196	$30,945

2